Exhibit 10.1

June 9, 2015
James C. Reagan
11990 Market Street, Unit 1215
Reston, VA 20190

Dear Mr. Reagan,

On behalf of Leidos, Inc., I am pleased to extend you an offer of employment for the position of Executive Vice President and Chief Financial Officer located in Reston, Virginia. Your credentials and commitment to quality performance and service are impressive and exude the qualities we seek in our employees.

Your supervisor will be Roger Krone and your anticipated start date will be July 6, 2015.  The weekly salary for this position will be $10,576.93 paid biweekly, which is the annual equivalent of $550,000. This offer of employment is valid until June 10, 2015.

You will receive a one-time sign-on bonus consisting of $150,000 cash and $1,400,000 equity, less payroll tax withholding and granted on the first grant date following your hire date. Details of the sign-on bonus, incentives, and employment components are explained in the attached compensation worksheet [1].

In our effort to provide our key executives with competitive benefits, we are pleased to offer you the opportunity to participate in the Leidos Keystaff Deferral Plan and/or the Leidos Key Executive Stock Deferral Plan. These valuable benefit plans give you the opportunity to accumulate assets on a tax-deferred basis. You will receive a package under separate cover from the Newport Group with plan details and enrollment forms. If you elect to participate, your enrollment forms must be returned and received by Leidos prior to your first day of employment.

This offer is contingent upon the following:

•	Successful completion of due diligence investigation, background verifications, and checks

•
Successful completion of a drug test to determine the presence of illegal or unprescribed controlled substances. This process must be completed within 72 hours of receipt of your drug test information.

•
Completion of Employment Eligibility Certification (I-9) and providing required documents (listed on the I-9 document) for proof of current eligibility to work in the United States at the time of hire or within three days of the commencement of your employment.

•	The eligibility to obtain a government security clearance following commencement of employment.

For over 40 years, our commitment to technical innovation, quality service and strong ethical standards have formed a strong foundation for employee leadership and career advancement contributing to our business success. It is the goal of Leidos to foster an environment of rewarding professional challenges and opportunities. We look forward to having you as part of our team where you will have the opportunity to play a vital role in our continued success while continuing to nurture your career.

We at Leidos are enthusiastic about welcoming you aboard the team and are looking forward to working with you. Should you have any questions regarding this offer please feel free to call me at 571-526-6500.

Sincerely,
Sarah Allen
Leidos
Executive Vice President and Chief Human Resources Officer

I hereby accept the foregoing offer of employment and acknowledge that no representations, offers or commitments, other than those contained herein, have been issued, given or made whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period and that my employment relationship with Leidos is at will.
I accept the terms and conditions of this employment offer.
Leidos is an Equal Opportunity / Affirmative Action Employer. All employment with Leidos is "At Will".

¹“Leidos” refers to Leidos, Inc. and its affiliates, parents, subsidiaries and predecessors.
[1] If my employment with Leidos terminates for any reason other than layoff, or if I transfer to Consulting Employee status within one year of my start date, I agree, as a condition of this offer, to reimburse Leidos the full amount of the sign-on bonus. Should that condition occur, I authorize Leidos to withhold the reimbursement amount from my final pay and accrued comprehensive leave, as permitted by law.

__/s/ James C. Reagan__________________________     ___6/9/15______________________
James C. Reagan                        Date